Exhibit H

          Proposed Form of Federal Register Notice

     SECURITIES AND EXCHANGE COMMISSION

     (Release No. 35-_____)

     Filings under the Public Utility Holding Company Act of
1935, as amended ("Act")

     September __, 2001

     Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

     Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by ______ __, 2001 to the Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After _______ __, 2001, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

                *    *     *     *     *    *

     ENTERGY CORPORATION, ENTERGY GULF STATES, INC., ENTERGY
     ENTERPRISES, INC., ENTERGY OPERATIONS, INC., ENTERGY
     SERVICES, INC. (70-9939)

     Entergy Corporation, a Delaware corporation ("Entergy Corp."), 639 Loyola Avenue, New Orleans, Louisiana 70113, Entergy Gulf States, Inc., a Texas corporation (the "Company"), 350 Pine Street, Beaumont, Texas 77701, Entergy Enterprises, Inc., a Louisiana corporation ("EEI"), 639 Loyola Avenue, New Orleans, Louisiana 70113, Entergy Operations, Inc., a Delaware corporation ("EOI"), 1340 Echelon Parkway, Jackson, Mississippi 39213, and Entergy Services, Inc., a Delaware corporation ("Entergy Services"), 639 Loyola Avenue, New Orleans, Louisiana 70113, have filed an application-declaration pursuant to Sections 6, 7, 9, 10, 12 and 13 of the Public Utility Holding Company Act of 1935, as amended (the "Act"), and Rules 43, 44, 45, 46, 52 81, 87,
90 and 91 thereunder.

     The Company is a public utility subsidiary of Entergy Corp., a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). Entergy Corp.'s other public-utility subsidiaries are Entergy Arkansas, Inc. ("Entergy Arkansas"), Entergy Louisiana, Inc. ("Entergy Louisiana"), Entergy Mississippi, Inc. ("Entergy Mississippi") and Entergy New Orleans, Inc. ("Entergy New Orleans") (the Company, Entergy Arkansas, Entergy Louisiana, Entergy Mississippi and Entergy New Orleans are hereinafter collectively referred to as the "Operating Companies"). The Company has five subsidiary companies: (a) GSG&T, Inc. ("GSG&T"), a Texas corporation, formed to hold the Company's interest in the fossil-fueled Lewis Creek power plant ("Lewis Creek Plant") which is leased back to the Company;
(b) Varibus L.L.C. ("Varibus"), a Texas limited liability company which operates certain intrastate pipelines in Louisiana used primarily to transport fuel to two of the Company's generating stations; (c) Prudential Oil and Gas L.L.C. ("Prudential"), a Texas limited liability company whose only asset is a cash account balance and is otherwise inactive; (d) Southern Gulf Railway Company ("SGR"), a Texas corporation, which owns and operates several miles of rail track in Louisiana to facilitate the transportation of coal for use as boiler fuel in a Company generating station; and
(e) Gulf States Utilities Company ("GSU"), a Texas corporation, which has sold all of its assets and is currently inactive (collectively, GSG&T, Varibus, Prudential, SGR and GSU are hereinafter referred to as the "Subsidiaries"). Entergy Services provides general executive, advisory, administrative, accounting, legal, engineering and other services to the Operating Companies (Entergy Corp., Entergy Services and the Operating Companies are hereinafter collectively referred to as "Entergy", and Entergy Corp. and its subsidiary companies are hereinafter referred to as the "Entergy System"). EEI, through itself, affiliates and subsidiary companies, provides operations, management and consulting services to non-utility affiliates within the Entergy System, including those relating to disaggregation and retail competition in Texas, and to non-affiliates. EOI provides nuclear management, operation and maintenance services to certain Operating Companies, including the Company.

Background and Regulatory Environment

Texas Senate Bill 7 ("S.B. 7") and Public Utility Commission of Texas ("PUCT")

     In June 1999, the Texas legislature enacted a law, S.B. 7, amending the Public Utility Regulatory Act ("PURA") to provide for competition in the electric utility industry through retail open access. The law provides for retail open access by most electric utilities, including the Company. Such retail open access is currently scheduled to commence on January 1, 2002. With retail open access, generation and the provision of retail services will be competitive businesses, while transmission and distribution operations will continue to be regulated.

     The provisions of the new law: (1) require a rate freeze through December 31, 2001; (2) require utilities to separate (unbundle) their generation, transmission and distribution, and retail electric provider ("REP") functions; (3) require operation in a non-discriminatory manner of transmission and distribution facilities by an entity independent of the generation and retail operations by the time competition is implemented; (4) allow for recovery of stranded costs incurred in purchasing power and providing electric generation service if the costs are approved by the PUCT; (5) allow securitization of regulatory assets and stranded costs; (6) provide for the determination of and mitigation measures for generation market power; and
(7) require utilities to file separated data and proposed transmission, distribution, and competitive transition tariffs.

     The PUCT and various participants in the industry are
currently in the process of implementing the legislation
through various rulemaking and other proceedings.   In
January 2000, as required by the Texas restructuring legislation, the Company filed a business separation plan with the PUCT and amended it in June 2000. The PUCT has issued an order approving the business separation plan, as amended.

Louisiana Public Service Commission ("LPSC")

     In August 2000, the Company filed with the LPSC testimony relating to the business separation plan filed with the PUCT and subsequently submitted additional testimony. The Company has reached a settlement with various Louisiana parties with respect to the structure of the Company and the treatment of assets and debt and other long-term obligations (the "Louisiana Settlement"), and the Louisiana Settlement was submitted to the LPSC. On July 31, 2001, the LPSC issued and order with respect to the Louisiana Settlement.

Plan for Separation of Assets

     The proposed business separation plan of the Company (reflecting both Texas and Louisiana components) (the "BSP"), provides that, by January 1, 2002, the Company will be divided into (i) (a) a company that owns distribution facilities located in Texas (the "Texas Distribution Company");1 (b) one or more companies purchasing and selling power at wholesale, or holding companies for such companies (collectively, the "Texas Power Company");2 3 (c) a holding company (the "Texas Holding Company")4 with one or more direct or indirect subsidiary companies owning an undivided interest in the Company's transmission assets (collectively, the "Texas Transmission Company")5; (d) a retail holding company (the "Retail Holding Company")6 with the following direct or indirect subsidiary companies:7 various Texas retail electric providers (the "Texas REPs") and various retail management services providers (the "RMPs") and one or more retail supply acquisition companies (collectively, the Texas Distribution Company, the Texas Power Company, the Texas Holding Company, the Texas Transmission Company, the Retail Holding Company, the Texas REPs, the RMPs and the retail supply acquisition companies are hereinafter referred to as the "New Companies"); and (ii) a surviving company of a "merger by division" pursuant to Texas law that will continue to own and operate distribution facilities located in Louisiana, all of the Company's generation assets, an undivided interest in the Company's transmission assets, retail operations in Louisiana and all of the Subsidiaries (the "Louisiana Company")8. After the restructuring is completed, each of the Texas Distribution Company, the Texas Power Company and the Retail Holding Company, will be direct subsidiaries of Entergy Corp., and the Texas Holding Company and the Texas Transmission Company will be direct or indirect subsidiaries of Entergy Corp.9 Each of the Texas Distribution Company and the Texas Transmission Company (each an "Assumption Party, and together, the "Assumption Parties") would be allocated pursuant to the Merger (as hereinafter defined) a portion of the Company's liabilities and obligations, and would assume a portion of the Company's long-term debt obligations pursuant to debt assumption agreements (each an Assumption Agreement and collectively, the "Assumption Agreements"). Property allocated to the Assumption Parties would be released from the lien of the Company's Indenture of Mortgage, dated September 1, 1926, as amended (the "Indenture"). Each of the Assumption Parties would also grant a lien on its properties so released in favor of the Louisiana Company to secure its respective obligations pursuant to its Assumption Agreement to the Louisiana Company. These assumed obligations would remain as debt on the Louisiana Company's books, but would be offset by an assumption asset from the Assumption Parties. Entergy Corp. will also enter into an indemnification agreement (the "Indemnification Agreement") with the Louisiana Company under which Entergy Corp. will support the Texas Transmission Company's assumption of debt obligations if such obligations are not paid by the later of (i) December 31, 2002 and (ii) one (1) year from the date the related assets are allocated to the Texas Transmission Company. In addition, under the plan as set forth below, the assumed obligations will be refinanced or retired.10

Requested Approvals

     The applicants request authorization under the Act from the Commission, to the extent not otherwise authorized or exempted under the Act, for (i) the Company to effect one or more "merger by division" transactions pursuant to Article
5.01 of the Texas Business Corporation Act (the "Merger") pursuant to a merger agreement and a plan of merger, whereby
(a) the Company will survive the Merger as the Louisiana Company which will continue to be a wholly-owned subsidiary of Entergy Corp.; (b) Entergy Corp. will (initially or after intermediate steps) hold interests in, and acquire equity securities of, directly or indirectly, the following new entities - the Texas Distribution Company, the Texas Power Company, the Texas Holding Company, which, in turn will hold interests in or acquire equity securities of the Texas Transmission Company (see footnotes 7 and 10), and the
Retail Holding Company, which in turn will hold interests in and acquire equity securities in the Texas REPs, the RMPs and the retail supply acquisition company; (c) the Louisiana Company will continue to hold interests in and/or own equity securities of the Subsidiaries; and (d) ownership of the Company's distribution facilities located in Texas will be allocated to the Texas Distribution Company and an undivided interest in the Company's transmission facilities will be allocated to the Texas Transmission Company; (ii) each of the surviving entities to be allocated its proportionate share of liabilities and obligations of the Company as provided in the Merger and for the Assumption Parties to assume their allocated shares of the Company's long-term debt obligations and to enter into Assumption Agreements and instruments of assumption to effect the assumptions thereunder; (iii) any assets allocated to the Assumption Parties that were subject to the lien of the Indenture, to be released from the lien thereof; (iv) all debt obligations of the Company covered by the Assumption Agreements to remain on the books of the Louisiana Company with offsetting assumption assets from the Assumption Parties; (v) the New Companies and the Louisiana Company to indemnify each other with respect to various liabilities and claims arising prior to and after the Merger; (vi) the Assumption Parties to grant first lien security interests in those allocated assets they receive to the Louisiana Company and to enter into mortgage, deed and security agreements or mortgage, assignment of rents and leases and security agreements to effect such grants; (vii) Entergy Corp. to enter into the Indemnification Agreement with the Louisiana Company under which Entergy Corp. will support, under certain circumstances, the Texas Transmission Company's assumption of debt obligations; (viii) the New Companies and the Louisiana Company to effect financing, including refinancing, through the period ending December 31, 2004;
(ix) the Louisiana Company, the Texas Distribution Company and the Texas Transmission Company to use the proceeds of such financing to, among other things, refinance assumed debt through the period ending December 31, 2004; (x) the New Companies and the Louisiana Company to pay dividends out of capital (which may include distributions of stock and securities of one or more of the New Companies and the Louisiana Company as a step in the restructuring); (xi) (a) the New Companies and the Louisiana Company to receive services from Entergy Services and EEI, and its non-utility affiliates and subsidiary companies, as appropriate, and for certain of the New Companies and the Louisiana Company to provide services, other than services otherwise regulated under federal or state utility laws, to each other;11 (b) EOI to provide nuclear plant operation and maintenance services to the Louisiana Company; and (c) GSG&T to lease the Lewis Creek Plant to the Louisiana Company; and (xii) the
Louisiana Company, the Texas Transmission Company and/or the Texas Distribution Company to provide services to EEI in the same manner as the Company is currently authorized to do.

_______________________________

1 The Texas Distribution Company is referred to as "Entergy Texas Distribution" or "Entergy Texas Distribution Company" or "TX Distco" in filings with the LPSC and as "EGSI-TX" or "Entergy Texas Distribution" or "Entergy Texas Distribution Company" or "TX-D" or "EGSI-TX(D)" in filings with the PUCT.

2  The Texas Power Company is referred to as "Entergy Texas
   PGC" or "TX PGC" in filings with the LPSC.

3  This definition excludes Entergy Solutions Supply Ltd.
   which is a power marketer.

4  The Texas Holding Company is referred to as "EGSI-Texas
   Holdco" or "TX Holdco" in filings with the LPSC and as "EGSI-
   TX HOLDCO" in filings with the PUCT.

5 The Texas Transmission Company is referred to as "ETI" in filings with the LPSC and as "ETI" or "TX-T" or "Transco" in filings with the PUCT.

6  The Retail Holding Company is referred to as "Entergy
   Texas Retail" or "TX Retail" in filings with the LPSC and as "TX-R" in filings with the PUCT.

7 As an intermediate step, some or all of these subsidiary companies may be direct or indirect companies of Entergy
   Corp.

8 The Louisiana Company is referred to as "EGSI-Louisiana" or "EGSI-LA" in filings with the LPSC and as "EGSI-LA" or "EGS-Louisiana" in filings with the PUCT.

9 Under certain circumstances, the Texas Holding Company and the Texas Transmission Company may be subsidiaries of the Louisiana Company. As an intermediate step, some or all of the New Companies may be subsidiaries of the Louisiana Company. Some New Companies originally formed in Texas may subsequently be converted into Delaware entities.

10 In a separate filing with the Securities and Exchange
   Commission (the "Commission") (Holding Co. Act File No. 70-9859 ), Entergy has described, subject to change depending on developments at the Federal Energy Regulatory Commission, a proposal to create an independent, incentive-driven transmission company ("Transco") as a Delaware limited liability company the assets of which will consist initially of the Operating Companies', including the Company's, and Entergy Services', transmission systems and related assets and will ultimately include transmission assets of other non-affiliated entities.

11 Entergy Corp. and EEI, directly or indirectly, are authorized by the Commission, among other matters, to create, form, finance and extend credit to, non-utility affiliates in the Entergy System which in turn, together with EEI, may provide services to non-utility affiliates and non-affiliated parties. See, e.g., Entergy Corp. et al., Holding Co. Act Release No. 27039 (June 22, 1999) (the "EEI Order"). Certain of the New Companies have been or will be created pursuant to this authorization or Rule 58 under the Act.